Exhibit 10.52

THIRD AMENDMENT

TO THE AMENDED AND RESTATED

ALLIANCE COAL, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Section 7.1 of the Amended and Restated Alliance Coal, LLC Supplemental Executive Retirement Plan (the “Plan”) provides that it may be amended by the Compensation Committee of the Board of Directors of Alliance Resource Management GP, LLC (the “Compensation Committee”); and

WHEREAS, the Compensation Committee has approved amending the Plan as set forth herein.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 6.1 is amended to read as follows:

6.1 Time of Payment. Payment to a Participant (or his beneficiary) of the notional amount credited to his Account shall be made as soon as practicable following his termination of employment (for any reason) and, in no event, more than thirty (30) days following the date of such termination. For purposes of this Plan, “termination of employment” means a “separation from service” for purposes of Section 409A of the Code and the Treasury Regulations thereunder and notwithstanding anything in the Plan to the contrary, in no event shall a payment to a Participant be made prior to his separation from service.

2.	Section 6.2 is amended to read as follows:

6.2 Form of Payment. Payment of Accounts to Participants shall be in cash (subject to applicable withholding) in a lump sum.

3.	Section 6.3, “Deferral of Payment”, is deleted in its entirety.

4.	Section 6.4 is amended by adding thereto the following:

Payment due under this Section 6.4 shall be made as soon as practicable following the Participant’s death and in no event later than (a) the end of the calendar year of the Participant’s death or (b) 2 1/2 months following the date of the Participant’s death, whichever is later.

EXECUTED and EFFECTIVE this October 28, 2008.

ALLIANCE COAL, LLC

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President,
General Counsel and Secretary